UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2016

BUSCAR COMPANY
(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

333-174872	27-3191889
(Commission File No.)	(IRS Employer Identification No.)

4325 GLENCOE AVE STE C9
MARINA DEL REY CA 90292-9991

(Address of principal executive offices) (zip code)

(661) 418-7842

(Registrant's telephone number, including area code)

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 19, 2015, the Company accepted the resignation of Troy Grant as an officer and director of the Company and Anastasia Shishova was appointed as the Company's sole officer and director. However, Mr. Grant stayed on as the Company's COO. Currently, the Company's officers and directors are as follows:

Anastasia Shishova: CEO/ Sole Director

Troy Grant: COO

Item 8.01 Other Events

(1)

On May 4, 2016, the Company registered the stable name Buscar Stables with the State of California. The day to day operations of the stable are managed by our trainer with Joseph Wade (Mr. Wade is the husband of our CEO) as the licensed person for the stable. Ms. Shishova is currently in the process of becoming the licensed individual.

(2)

The Company's Board of Directors has approved a dividend policy whereby the Company will issue to its shareholder a quarterly dividend equal to 20% of the net purse winnings that the Company receives from its thoroughbreds. The Company typically receives 80% of the purse winnings with 10% being paid to the jockey and 10% to the trainer. As such, the shareholders of the Company will receive approximately 16% of the purse winnings to be paid to shareholders of record at the end of each calendar quarter: March 31, June 30, September 30 and December 31. The next record for the dividend will be September 30, 2016.

(3)	The Company has retained Dan Blacker as its trainer in California.

(4)	The Company is currently looking at acquiring a horse this weekend.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Buscar Company

Dated: May 5, 2016	By:	/s/ Troy Grant
	Name:	Troy Grant
	Title:	COO